EXHIBIT 23.1

 Deloitte & Touche LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 11, 2010 relating to the consolidated financial statements of Western Refining, Inc. and subsidiaries for the years ended December 31, 2009 and 2008 and the effectiveness of Western Refining, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Western Refining, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Phoenix, Arizona
July 6, 2010